Exhibit 99.1

Aspira Women’s Health Announces Preliminary Fourth Quarter 2022 Volume, Achievement of Cash Utilization Guidance, and Other Highlights

Preliminary fourth quarter 2022 volume was 5,643 tests, an increase of 18% compared to last year

Achieved previously provided cash utilization guidance for the fourth quarter and full year

Anticipate additional cost savings of ~$6 million year over year through further staff reductions

AUSTIN, Texas – January 9, 2023 – Aspira Women’s Health Inc. (“Aspira”), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today announced preliminary fourth quarter highlights.

Preliminary Fourth Quarter Highlights

•	The number of OvaSuite tests performed increased 23% to 21,424 tests during the year ended December 31, 2022, compared to 17,377 tests for the same period in 2021.
•	The number of OvaSuite tests performed increased 18% to 5,643 tests during the three months ended December 31, 2021, compared to 4,768 tests for the same period in 2021.
•	Average daily volume reached a new high in the fourth quarter, increasing to 86.8
•	Preliminary analysis indicates that the company has achieved previously provided cash utilization guidance for the fourth quarter of between $6-8 million.

Aspira President and CEO, Nicole Sandford, states, “Our year-over-year growth demonstrates consistent provider adoption and the growing trust in our Ova1plus ovarian cancer risk assessment test. To further accelerate the trajectory of our OvaSuite product portfolio in 2023, we identified our most impactful sales and marketing practices and have made immediate adjustments to our strategies as a result. Territories have been expanded for our most effective field representatives, and we plan to create more high-touch physician educational opportunities based on the recently published OvaWatch clinical study in a well-respected journal. We are also taking steps to optimize our relationship with BioReference following the successful launch of our co-marketing and distribution agreement in the fourth quarter.”

Ms. Sandford continued, “We continue to make progress on cost containment, comfortably meeting our previously provided cash utilization guidance. Including the force reduction we executed last week, we expect to save more than $6 million dollars, plus the cost of benefits, in 2023 related to redundant roles. We do not expect these reductions to have a material impact on our growth plans. I believe our current resources and incremental revenue will sustain the company through its product innovation and growth goals in 2023,” Ms. Sandford concluded.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is transforming women’s gynecological health with the discovery, development, and commercialization of innovative testing options for women of all races and ethnicities. Ova1Plus® combines our FDA-cleared products, Ova1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses planned for surgery. EndoCheckTM, Aspira’s first-of-its-kind non-invasive diagnostic test for endometriosis, is currently in development. Visit our website for more information at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the potential effects of widespread use of OvaWatch and the availability of

OvaWatch in New York. Forward-looking statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2021, as supplemented by the section entitled “Risk Factors” in Aspira’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. These risks include, but are not limited to: our ability to continue as a going concern; our ability to comply with Nasdaq’s continued listing requirements; impacts resulting from potential changes to coverage of Ova1 through our Medicare Administrative Carrier for Ova1; impacts resulting from or relating to the COVID-19 pandemic and actions taken to contain it; anticipated use of capital and its effects; our ability to increase the volume of our product sales; failures by third-party payers to reimburse for our products and services or changes to reimbursement rates; our ability to continue developing existing technologies and to develop, protect and promote our proprietary technologies; plans to develop and perform laboratory developed tests; our ability to comply with Food and Drug Administration (“FDA”) regulations that relate to our products and to obtain any FDA clearance or approval required to develop and commercialize medical devices; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; or our suppliers’ ability to comply with FDA requirements for production, marketing and post-market monitoring of our products; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; in the event that we succeed in commercializing our products outside the United States, the political, economic and other conditions affecting other countries; changes in healthcare policy; our ability to comply with environmental laws; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of ASPiRA LABS; our ability to use our net operating loss carryforwards; our ability to use intellectual property; our ability to successfully defend our proprietary technology against third parties; our ability to obtain licenses in the event a third party successfully asserts proprietary rights; the liquidity and trading volume of our common stock; the concentration of ownership of our common stock; our ability to retain key employees; our ability to secure additional capital on acceptable terms to execute our business plan; business interruptions; the effectiveness and availability of our information systems; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; future litigation against us, including infringement of intellectual property and product liability exposure; and additional costs that may be required to make further improvements to our laboratory operations. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Monique Kosse

Managing Director

LifeSci Advisors, LLC

Tel: 212-915-3820